Exhibit 23.1
Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
      We have issued our report dated August 8, 2005, accompanying the financial statements included in the Annual Report of Celebrate Express, Inc. on Form 10-K for the year ended May 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Celebrate Express, Inc. on Form S-8 (File No. 333-119853).
/s/ Grant Thorton LLP
Seattle, Washington
August 18, 2005